UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 3, 2005

Pacific Biometrics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21537	93-1211114
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 West Harrison St., Seattle, Washington		98119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	206-298-0068

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2005, Pacific Biometrics, Inc. entered into a new loan and security agreement with Franklin Funding, Inc., providing for a non-revolving line of credit of up to $500,000 for equipment financing. A copy of the loan and security agreement agreement is included as Exhibit 10.1 to this Current Report on Form 8-K.

The terms of the new loan and security agreement are substantially the same as those under the prior loan and security agreement with Franklin Funding dated August 5, 2003. This line of credit is secured by certain of our equipment and does not impose any financial covenants. All borrowings under the line of credit must be made by May 3, 2006. Borrowings under the line of credit bear interest at a rate of 17.64% per annum and are repayable monthly based on a 36-month amortization schedule, with final payment due on November 3, 2008.

As additional consideration for the credit facility, we agreed to grant to the lender stock purchase warrants to purchase up to an aggregate of 50,000 shares of common stock, on the basis of warrants for 5,000 shares for each $50,000 in principal amount borrowed. The exercise price for the warrants is the greater of (i) $1.17 per share and (ii) the fair market value of our common stock as of the respective date of grant, and the warrants have a term of ten years from the respective date of grant. As of November 7, 2005, we had borrowed $200,000 in aggregate principal amount, entitling the lender to warrants to purchase 20,000 shares of common stock.

The representations, warranties and covenants of Pacific Biometrics set forth in the loan and security agreement are intended for the benefit of Franklin Funding only, and are not for the benefit of stockholders or the investing public generally.

Item 9.01 Financial Statements and Exhibits.

10.1 Loan and Security Agreement, dated November 3, 2005, between Pacific Biometrics, Inc. and Franklin Funding, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biometrics, Inc.

November 7, 2005	By:	/s/ Ronald R. Helm

Name: Ronald R. Helm
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Loan and Security Agreement, dated November 3, 2005, between Pacific Biometrics, Inc. and Franklin Funding, Inc.